Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this registration statement on form F-10 of Crescent Point Energy Corp. of our report dated February 23, 2021 relating to the financial statements and effectiveness of internal control over financial reporting of Crescent Point Energy Corp., which is incorporated by reference in Crescent Point Energy Corp.’s Annual Report on form 40-F for the year-ended December 31, 2020. We also consent to reference to us under the heading “Interests of Experts” which appears in the Annual Information Form incorporated by reference in this registration statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants
Calgary, Alberta, Canada
July 8, 2021